Advanced Emissions Solutions Announces Leadership Transitions and Business Alignment Changes

HIGHLANDS RANCH, Colorado, May 3, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company" or “ADES”) today announced strategic leadership changes as well as a planned workforce reduction to align the Company's personnel resources with the current needs of its business. Ron Hanson, the Company's current Senior Vice President of Operations will continue to serve the Company through September 2018. Sharon Sjostrom, the Company's current Chief Product Officer will continue to serve the Company through June 2018. The Board of Directors (the "Board") has approved the elimination of these positions as of those respective dates. L. Heath Sampson, President and CEO of the Company, will assume Mr. Hanson's responsibilities related to operations.

Mr. Sampson stated, “I’d like to thank both Ron and Sharon for the significant contributions they have made to our Company. Their contributions and leadership have been key factors to our successes during their employment with the Company. Additionally, as we make broader changes to our organization to continue to align our resources and personnel to the needs of our business, I would also like to thank all of the individuals impacted by these changes. Collectively, these individuals have made significant contributions to our Company and we appreciate all they have done. As a result of these actions, we expect to generate annualized expense savings of approximately $3.0 million - $3.3 million, primarily from savings in employee salaries and benefits. We have the right team in place to continue to execute against our strategic priorities, and we look forward to the opportunities that 2018 will bring."

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the proposed realignment, restructuring and shifting of the Company’s business operations, timing for the transition period of such leadership changes and workforce reductions, the estimated costs incurred as a result of these leadership changes and workforce reductions, estimates of annualized savings and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, uncertainties that may delay or negatively impact the timing of the leadership changes and workforce reductions, disruption to business operations as a result of the leadership changes and workforce reduction; inability to successfully implement the leadership changes and workforce reduction or refocus the Company’s business and operations; loss of key personnel and other factors discussed in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com